Exhibit 3.1
RESTATED ARTICLES OF INCORPORATION
OF
ELECTRO RENT CORPORATION
     WILLIAM WEITZMAN AND HAROLD EASTON CERTIFY THAT:
     1. They are the president and assistant secretary, respectively, of ELECTRO RENT CORPORATION, a California corporation.
     2. The articles of incorporation of the corporation as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with omissions required by Section 910 of the Corporations Code) are amended and restated as follows:
RESTATED ARTICLES OF INCORPORATION
OF
ELECTRO RENT CORPORATION
I
     The name of this corporation is ELECTRO RENT CORPORATION.
II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     (a) The corporation is authorized to issue two classes of shares designated “Preferred stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 1,000,000 having a par value of $1.00 per Preferred Share and the

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number of shares of Common Stock authorized to be issued is 20,000,000 without par value.
     (b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
     (c) Upon the amendment effected by these Restated Articles of Incorporation, each outstanding share of Common Stock is converted into one share of Common Stock without par value.
IV
     The corporation elects to be governed by all of the provisions of the General Corporation Law (as added to the California Corporations Code effective January 1, 1977, and as subsequently amended) not otherwise applicable to this corporation under Chapter 23 of said General Corporations Law.
     3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.
     4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 7,707,767. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

/s/ William Weitzman
WILLIAM WEITZMAN, President

/s/ Harold Easton
HAROLD EASTON, Assistant Secretary

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     The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge. Executed at Los Angeles, California on September 25, 1984.

/s/ William Weitzman
WILLIAM WEITZMAN

/s/ Harold Easton
HAROLD EASTON

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